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                                                                    Exhibit 99.1


AEARO COMPANY I ANNOUNCES PRICING FOR TENDER OFFER FOR ITS 8 1/4% SENIOR SUBORDINATED NOTES DUE 2012

         INDIANAPOLIS, MARCH 21, 2006 - Aearo Company I (the "Company") announced today that it has determined the price for its previously announced tender offer and consent solicitation for any and all of its outstanding $175,000,000 aggregate principal amount of 8 1/4% Senior Subordinated Notes due 2012 (the "Notes"). The total consideration for Holders who validly tendered Notes and delivered consents on or prior to the expiration of the consent solicitation on March 9, 2006 will be $1,095.15 per $1,000.00 principal amount of Notes. The total consideration includes a consent payment of $30.00 per $1,000.00 principal amount of Notes. In addition to the consideration payable with respect to the Notes, the Company will pay accrued and unpaid interest to, but not including, the settlement date.

         The total consideration was determined as of 2:00 p.m., New York City time, on March 21, 2006, by reference to a fixed spread of 50 basis points above the bid side yield on the 3.00% U.S. Treasury Note due February 15, 2008. As of 2:00 p.m., New York City time, on March 21, 2006, 100% of the outstanding aggregate principal amount of the Notes have been tendered. Holders who have tendered their Notes and delivered their consents may no longer withdraw their Notes or revoke their consents.

         The tender offer and consent solicitation will expire at 8:00 a.m., New York City time, on March 24, 2006, unless terminated or extended. The settlement date for Notes validly tendered and accepted for payment is expected to be March 24, 2006.

         Except as set forth above, all other provisions of the tender offer and consent solicitation with respect to the Notes are as set forth in the Offer to Purchase and Consent Solicitation Statement dated February 24, 2006. The Company reserves the right to further amend the tender offer and the consent solicitation in its sole discretion.

         Bear, Stearns & Co. Inc. is acting as Dealer Manager for the tender offer and as Solicitation Agent for the consent solicitation and can be contacted at (212) 272-5112 (collect) or (877) 696-BEAR (toll free). D.F. King & Co., Inc. is the Information Agent and can be contacted at (212) 269-5550 (for banks and brokers only) or (888) 644-5854 (toll free). Copies of the Offer Documents and other related documents may be obtained from the Information Agent.

         UNDER NO CIRCUMSTANCES SHALL THIS PRESS RELEASE CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES OR ANY OTHER SECURITIES OF THE COMPANY. THIS PRESS RELEASE ALSO IS NOT A SOLICITATION OF CONSENTS TO THE PROPOSED AMENDMENTS TO THE INDENTURE GOVERNING THE NOTES. NO RECOMMENDATION IS MADE AS TO WHETHER HOLDERS OF THE NOTES SHOULD TENDER THEIR NOTES.
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ABOUT AEARO COMPANY

         Headquartered in Indianapolis, Ind., Aearo Company (www.aearo.com) is a leading manufacturer and supplier of personal protective equipment and energy-absorbing products, including head and hearing protection devices, prescription and non-prescription eyewear, and eye/face protection devices for use in a wide variety of industrial and household applications.

SAFE HARBOR STATEMENT

         Certain statements in this press release may contain forward-looking statements concerning the tender offer and the consent solicitation. These statements are based on the Company's current expectations and the Company can give no assurance that such expectations will prove to be correct.

CONTACT:
Aearo Company
Jeffrey S. Kulka
317-692-6983
jeff_kulka@aearo.com